                                        SECURITIES AND EXCHANGE COMMISSION
                                                Washington, DC 20549

                                                      FORM N-8A

                                            NOTIFICATION OF REGISTRATION
                                        FILED PURSUANT TO SECTION 8(a) OF THE
                                           INVESTMENT COMPANY ACT OF 1940

The undersigned  investment company hereby notifies the Securities and Exchange  Commission that it registers under and pursuant to the  provisions of Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  OFI Tremont Core Strategies Hedge Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         498 Seventh Avenue, New York, New York 10048-0203

Telephone Number (including area code):  (212) 323-0200

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Senior Vice President & General Counsel
         OppenheimerFunds, Inc.
         498 Seventh Avenue
         New York, New York 10018

Check Appropriate Box:

Registrant  is filing a  Registration  Statement  pursuant to Section  8(b) of the  Investment  Company Act of 1940
concurrently with the filing of Form N-8A:  Yes   X  No ___
                                                 ---
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Pursuant to the  requirements  of the Investment  Company Act of 1940, the registrant has caused this  notification of  registration  to be duly signed on its behalf in the City of New York and the State of New York on the 30th day
of May, 2002

                                    OFI Tremont Core Strategies Hedge Fund

                                    By:     /s/ Katherine P. Feld
                                            ----------------------------
                                            Katherine P. Feld, Assistant Secretary
Attest:

By:      /s/ Denis R. Molleur
         -----------------------------------
         Denis R. Molleur, Vice President & Senior Counsel
         OppenheimerFunds, Inc.